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                     February 28, 2023

       Horacio Rozanski
       President and Chief Executive Officer
       Booz Allen Hamilton Holding Corp
       8283 Greensboro Drive
       McLean, VA 22102

                                                        Re: Booz Allen Hamilton
Holding Corp
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2022
                                                            Filed May 20, 2022
                                                            File No. 001-34972

       Dear Horacio Rozanski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services